Exhibit 4.6

FIFTH AMENDMENT

TO THE

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

This Fifth Amendment to the Entravision Communications Corporation 2004 Equity Incentive Plan (“Amendment”) is made effective as of April 27, 2021 (the “Effective Date”) by Entravision Communications Corporation, a Delaware corporation (the “Company”).  All capitalized terms not defined in this Amendment shall be defined as set forth in the Plan.

WHEREAS, the Company maintains the Entravision Communications Corporation 2004 Equity Incentive Plan, as amended (the “Plan”).

WHEREAS, there have been changes in tax law and practice since the Plan was adopted.

WHEREAS, these changes make it desirable to amend the Plan.

1.NOW THEREFORE BE IT RESOLVED, that effective as of the Effective Date, the Plan is hereby amended as follows:

(a)Section 7(a)(v) is amended and restated in its entirety to read as follows:

“The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant, and each Incentive Stock Option granted to any employee who, at the time the Option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary must terminate no later than the fifth (5th) anniversary of the date of grant.”

(b)Section 8(e) is amended and restated in its entirety to read as follows:

“The term, provided that an SAR must terminate no later than 10 years after the date of grant.”

2.All Other Provisions of the Plan Remain the Same.  Except as expressly provided in this Amendment, all other terms, conditions and obligations contained in the Plan shall remain unchanged and in full force and effect as provided for in the Plan.

To record the adoption of this Amendment by the Board of Directors of the Company effective as of the Effective Date, the Company has caused its authorized officer to execute the same.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer